Exhibit 6(b)

Execution Version

FIFTH MODIFICATION AGREEMENT

Loan No. 275556700

THIS FIFTH MODIFICATION AGREEMENT (the “Agreement”) is made as of the 27th day of December, 2023, by and between Shared Capital Cooperative (f/k/a Northcountry Cooperative Development Fund, Inc.), a Minnesota cooperative corporation with an address of 2388 University Avenue W., Suite 300, St. Paul, MN 55114 (the “Borrower”), and National Cooperative Bank, N.A., a national bank with its principal servicing and agency offices at 2011 Crystal Drive, Suite 800, Arlington, VA 22202 (“Lender”).

W I T N E S S E T H :

WHEREAS, on or about March 23, 2017, Borrower became indebted to the Lender (the “Revolving Loan”) as evidenced by a Revolving Promissory Note in the original principal amount of $500,000.00 (as amended by the hereinafter defined First Modification, Second Modification, Third Modification, Fourth Modification, and Extension Letter, the “Revolving Note”), and

WHEREAS, the Revolving Loan is further evidenced by that certain Business Loan and Security Agreement (as amended by the hereinafter defined First Modification, Second Modification, Third Modification, Fourth Modification, and Extension Letter, the “Loan Agreement”) executed as of March 23, 2017, in addition to any and all other collateral documents executed in connection with the Revolving Loan (collectively and with the Revolving Note and Loan Agreement, the “Loan Documents” and individually by name); and

WHEREAS, on March 20, 2019, Borrower and Lender executed the First Modification Agreement (the “First Modification”); and

WHEREAS, on June 19, 2019, Borrower and Lender executed the Second Modification Agreement (the “Second Modification”); and

WHEREAS, on June 8, 2021, Lender executed a letter agreement extending the maturity date of the Revolving Note to September 30, 2021 (the “Extension Letter”); and

WHEREAS, on September 30, 2021, Borrower and Lender executed the Third Modification Agreement (the “Third Modification”); and

WHEREAS, on September 25, 2023, Borrower and Lender executed the Fourth Modification Agreement (the “Fourth Modification”); and

WHEREAS, Lender is the current holder and owner of the Revolving Note, the Loan Agreement, any and all modifications, and all other Loan Documents; and

WHEREAS, Borrower has requested and Lender has agreed to increase the Maximum Loan Amount to $1,000,000, extend the Maturity Date, and make various other amendments to the Loan Documents, subject to the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration including the mutual covenants and agreements contained herein, the parties agree as follows:

1. Amendments. Lender and Borrower hereby agree that the Loan Documents are amended as follows:

(a) The Maturity Date of the Revolving Note is hereby extended to December 31, 2025, and all references to the Maturity Date in the Loan Agreement or the Revolving Note are hereby amended to read “December 31, 2025”.

(b) In the introductory paragraph of the Loan Agreement as well as Section 2, Section 3.A, and Section 19.K “$500,000” is deleted and replaced with “$1,000,000”.

(c) Section 3.E of the Loan Agreement is deleted and replaced in its entirety with the following:

“E. Deposit Account. The Borrower shall at all times during the Term of the this Agreement maintain a deposit account with the Lender (the “Deposit Account”).”

(d) Section 4.D of the Loan Agreement is deleted and replaced in its entirety with the following:

“D. Maximum Loan Amount. After making the Advance, the aggregate principal amount of all Advances, including such Advance, then outstanding pursuant to this agreement shall not exceed the Maximum Loan Amount.”

(e) Section 6.W of the Loan Agreement is deleted and replaced with the following:

“W. Liquidity. At all times, measured at the end of each fiscal quarter of the Borrower upon the submission of the Borrower’s annual and interim financial statements for such quarter as provided in Sections 6.B (1) and (2) and to be reflected in the Covenant Compliance Certificate submitted by the Borrower, the Borrower shall maintain unrestricted liquid assets (defined as (1) cash and cash equivalents, (2) marketable securities, and (3) short-term investments as reported in the current asset section of the balance sheet of the Borrower, each of which would not appear as “restricted” on a balance sheet and is not subject to a lien in favor of any person or entity) equal to or greater than ten percent (10%) of its total assets of the Borrower.”

(f) A new Section 6.Y is added to the Loan Agreement as follows:

“Y. Clean Down Period. The Borrower shall on the first day of the Clean Down Period, repay in full all Advances outstanding on such day. No borrowings may be made under Section 4, during the Clean Down Period.”

(g) Section 7.C of the Loan Agreement is deleted in its entirety.

(h) In Section 11 of the Loan Agreement, the words “Controlled Collateral Account” are hereby deleted and replaced with the words “Deposit Account.”

(i) Section 13 of the Loan Agreement, the words “Controlled Collateral Account” are hereby deleted and replaced with the words “Deposit Account.”.

(j) Section 16 of the Loan Agreement is deleted in its entirety and replaced with “Reserved.”

(k) A new Section 19.M is added to the Loan Agreement as follows:

“M. Clean Down Period. means a period of thirty (30) consecutive days occurring each fiscal year during the Term of this Agreement.”

(l) In the heading of the Revolving Note, the number “$500,000” is deleted and replaced with “$1,000,000”.

(m) In the first paragraph of the Revolving Note, the words “Five Hundred Thousand Dollars ($500,000)” are hereby deleted and replaced with the words “One Million Dollars ($1,000,000)”.

(n) Exhibit A of the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

(o) Exhibit B of the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

2. References to Amended Documents. Each reference to, and description of, the Loan Agreement in the Revolving Note and in the other Loan Documents (and as the Loan Agreement may be otherwise defined or referred to therein) shall be deemed and construed to refer to the Loan Agreement, as modified by this Agreement. Each reference to and description of the Revolving Note in the other Loan Documents (and as the Revolving Note may be otherwise defined or referred to therein) shall be deemed and construed to refer to the Revolving Note, as modified by this Agreement.

3. Ratifications by Borrower. The Loan Documents, as modified by this Agreement, and the security provided thereby are hereby ratified and confirmed by the Borrower and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with the Loan Documents, as modified by this Agreement, shall continue in full force and effect. This Agreement is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Agreement, none of the Loan Documents have been modified, amended, canceled, terminated, released, satisfied, superseded or otherwise rendered of no force and effect. The Borrower acknowledges and agrees that the Loan Documents, as modified by this Agreement, are enforceable against Borrower and against the collateral described therein in accordance with their respective terms.

4. Borrower’s Representations. Borrower hereby reaffirms all of the representations and warranties set forth in the Loan Documents, and further represents and warrants that (a) the execution and delivery of this Agreement does not contravene, result in a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which Borrower is a party or by which Borrower or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both), and do not violate or contravene any law, order, decree, rule, regulation or restriction to which the Borrower is subject; (b) this Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms; (c) the execution and delivery of, and performance under, this Agreement are within the Borrower’s power and authority without the joinder or consent of any other party and have been duly authorized by all requisite action, and are not in contravention of any law, or of the Borrower’s articles of organization, operating agreement or other organizational documents or of any indenture, agreement or undertaking to which the Borrower is a party or by which it is bound; (d) there exists no default under the Loan Agreement; (e) there are no offsets, claims, counterclaims, cross-claims or defenses with respect to the Revolving Loan; and (f) the Borrower is duly formed and legally existing under the laws of the State of Minnesota. The Borrower further represents and warrants that, except as disclosed in writing to the Lender, there is no suit, judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or, to the Borrower’s knowledge, threatened) against (i) the Borrower, or against any other person liable directly or indirectly for the Revolving Loan, or (ii) which affects the validity, enforceability or priority of any of the documents evidencing or securing the Revolving Loan. Borrower agrees to indemnify and hold the Lender harmless against any loss, claim, damage, liability or expense (including, without limitation, attorneys’ fees) incurred as a result of any representation or warranty made by the Borrower herein which proves to be untrue or inaccurate in any respect, and any such occurrence shall constitute a default under the documents evidencing the Revolving Loan.

5. Cross Default. A default under this Agreement shall constitute an Event of Default under the Loan Agreement.

6. Miscellaneous. To the extent of any conflict between the Loan Documents and this Agreement, this Agreement shall control. Unless specifically modified hereby, all terms of the Loan Documents shall remain in full force and effect. This Agreement (a) shall bind and benefit the parties hereto and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors and assigns; (b) shall be governed by the laws of the Commonwealth of Virginia and United States federal law; and (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when executed and delivered, shall constitute an original agreement enforceable against all who signed it without production of or accounting for any other counterpart, and all separate counterparts shall constitute the same agreement.

7. Entire Agreement. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

8. Transaction Expenses. The Borrower agrees to pay Lender’s reasonable legal and other fees, commissions, costs, charges, taxes and other expenses incurred in connection with the preparation, execution and delivery of this Agreement.

9. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Agreement shall operate, or would prospectively operate, to invalidate this Agreement, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain operative and in full force and effect, and shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

10. Amendments. This Agreement may not be modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such modification or termination is sought.

11. Interpretation. As used in this Agreement, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require).

SIGNATURE PAGE TO FOLLOW

WHEREFORE, the parties hereto have executed this Fifth Modification Agreement as of the date first written above.

BORROWER:	LENDER:

Shared Capital Cooperative	National Cooperative Bank, N.A.
(f/k/a Northcountry Cooperative
Development Fund, Inc.)

By:	/s/ Christina Jennings		By:
	Name:	Christina Jennings		Name:
	Its:	Executive Director		Its:

[Signature Page to Fifth Modification Agreement]

WHEREFORE, the parties hereto have executed this Fifth Modification Agreement as of the date first written above.

BORROWER:	LENDER:

Shared Capital Cooperative	National Cooperative Bank, N.A.
(f/k/a Northcountry Cooperative
Development Fund, Inc.)

By:			By:	/s/ Ann Fedorchak
	Name:	Christina Jennings		Name:	Ann Fedorchak
	Its:	Executive Director		Its:	Senior Vice President

[Signature Page to Fifth Modification Agreement]

EXHIBIT A

, 20 _

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: NCB Loan Servicing, cla@ncb.coop or 800.622.1329

Re:      Request for Advance

We hereby give you irrevocable notice pursuant to Section 4 of the Loan Agreement dated as of March 23, 2017 between you and us (as amended, the "Loan Agreement") that we request an advance as follows:

1.	Date of Advance:

2.	Amount of Advance:

3.	Current Outstanding Balance on Loan:

The amount of this Advance plus the Current Outstanding Balance on this Loan is $ __________ which does not exceed the Maximum Loan Amount.

The above funds should be sent to the following wire account:

Bank Name:

Bank Routing Number/ABA:

Beneficiary Name:

Beneficiary Account Number:

We hereby confirm that the representations and warranties contained in Section 5 of the Loan Agreement are true and correct as of the date hereof and will be true and correct on and as of the date of such Advance with the same force and effect as though made on and as of such date, and that there has not occurred any Incipient Default or Event of Default under any of the Loan Documents, under any other loan made by Lender or another lender to Borrower. No material adverse change in the financial or business condition of the Borrower has occurred since the date of the Agreement. We hereby represent that the proceeds of the requested Advance shall be used solely for the purposes set forth in Section 6(M) of the Loan Agreement).

Exhibit A-1

All capitalized terms used herein shall have the respective meanings ascribed to them in the Loan Agreement.

Very truly yours,

Shared Capital Cooperative

By:

Exhibit A-2

EXHIBIT B

COMPLIANCE CERTIFICATE

Shared Capital Cooperative
(the “Borrower”)

This Compliance Certificate (the “Certificate”) is being delivered by the Borrower pursuant to that certain Business Loan Agreement, dated March 23, 2017 (as amended, the “Loan Agreement”) by and between the Borrower and National Cooperative Bank, N.A. (“Lender”). Each capitalized term used herein shall have the same meaning given to it in the Loan Agreement unless otherwise specified. In connection with the Loan Agreement, the Borrower represents and warrants as follows:

a.	I am the _______________ of the Borrower.

b.	This Certificate is being delivered to Lender within forty-five (45) days of the end of the Borrower’s quarter period ended________________________ to evidence Borrower’s compliance with certain covenant requirements of the Loan Agreement and Related Documents (as defined therein).

c.	The representations and warranties of the Borrower contained in the Loan Agreement and in the other Related Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Loan Agreement and the other Related Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof, except as such representations and warranties are modified to give effect to the transactions expressly permitted by the Loan Agreement.

d.	The financial statements of the Borrower delivered to Lender concurrently with this Certificate have been prepared in accordance with GAAP applied on a consistent basis, subject only to year- end audit adjustments which, in the aggregate, are not material.

[Continued on the following page.]

Exhibit B-1

e.	The Borrower has performed and complied with all agreements, conditions, and covenants contained in the Loan Agreement and in the other Related Documents required to be performed or complied with by it prior to or at the time of delivery hereof. Additionally, the Borrower is in compliance with the covenant listed below and Borrower has provided the following computations for the covenant:

Liquidity (Section 6(w)	Liquidity Required >10% Unrestricted Cash & Cash equivalents Unrestricted Marketable Securities Unrestricted Short Term Investments	Actual
Total Unrestricted liquid assets (a)
Total Assets (b)
Liquidity (a/b)

f.	The Borrower has not incurred any material liabilities, direct or contingent, except those allowed by the terms of the Loan Agreement or consented to by Lender in writing.

g.	The Borrower represents that they have, or will have, complied with the Clean Down Period before the end of this fiscal year.

Clean Down Period	Month covenant met
30-consecutive days during each Fiscal year

h.	The Borrower has not incurred any secured indebtedness without the prior written consent of the Lender.

i.	No change has occurred, either in any case or in aggregate, in the condition, financial or otherwise, of the Borrower which would have a material adverse change on Borrower’s financial condition.

j.	The undersigned has no knowledge that there exists no Incipient Default or Event of Default as defined in the Loan Agreement, nor is the undersigned aware of any facts which might result in an Event of Default.

k.	The borrower covenants that the current outstanding principal amount of the Loan does not exceed the Maximum Loan Amount.

[Signature page to follow.]

Exhibit B-2

Authorized Signor (on behalf of Borrower):

Printed Name:

Title:

Date:

Exhibit B-3